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                                                                       Exhibit 2

                       PREFERRED STOCK PURCHASE AGREEMENT

     THIS PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of June 1, 2000, between SEMX CORPORATION, a Delaware corporation (the "Company"), and the parties listed on the Schedule of Purchasers attached to this Agreement as Exhibit A (each hereinafter individually referred to as a "Purchaser" and collectively referred to as the "Purchasers").

                                    ARTICLE I

              AUTHORIZATION, PURCHASE AND SALE OF PREFERRED SHARES

     1.01 Authorization of the Preferred Shares and the Warrants. Pursuant to its Certificate of Incorporation, as amended, the Company has established a class of preferred stock designated as "Series B Preferred Stock" and authorized the issuance of up to 100,000 shares of such preferred stock (each such share, a "Preferred Share") in accordance with the terms of the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Preferred Stock, attached as Exhibit B hereto (the "Certificate of Designation"). The Company has authorized the issuance and sale to the Purchasers of an aggregate amount of 100,000 Preferred Shares and the issuance to the Purchasers of warrants (the "Warrants") to purchase an aggregate amount of 1,000,000 shares of the Company's common stock, $.10 par value (the "Common Stock"). The terms of the Warrants are set forth in the form of Warrant attached as Exhibit C hereto. The shares of Common Stock issuable upon exercise of the Warrants are referred to as the "Warrant Shares." The Preferred Shares, the Warrants and the Warrant Shares are sometimes referred to herein as the "Securities." This Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement (as hereinafter defined) and the amendment to the Rights Plan required under Section 3.01(k), including the schedules and exhibits attached hereto and thereto, are referred to herein as the "Basic Documents."

     1.02 Purchase and Sale of Preferred Shares.

         (a) The Closing. The Company agrees to issue and sell to each Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase the number of Preferred Shares set forth beside such Purchaser's name on Exhibit A, at a purchase price (the "Purchase Price") of $100.00 per Preferred Share. Such purchase and sale shall take place at a closing (the "Closing") to be held contemporaneous with the execution of this Agreement as of the date first written above (the "Closing Date"). At the Closing, the Company will issue to each Purchaser a certificate or certificates ("Preferred Share Certificates") representing the number of Preferred Shares purchased by such Purchaser. At the Closing, each Purchaser will deliver to the Company, by wire transfer of immediately available funds to an account designated by the Company by written notice to the Purchasers, the Purchase Price for such Purchaser's Preferred Shares. If at the Closing, the Company shall fail to issue

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any Preferred Shares to the Purchasers as provided above in this Section
1.02(a), or any of the conditions specified in Article III shall not have been fulfilled, the Purchasers shall, at their election, be relieved of all further obligations under this Agreement.

         (b) Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Preferred Shares for acquisitions and the Company's working capital, capital expenditures and other corporate purposes.

         (c) Allocation of Purchase Price. Under both generally accepted accounting principles and the regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), the purchase of Preferred Shares and the Warrants for an aggregate Purchase Price may require an allocation of the Purchase Price between the Preferred Shares and the Warrants. Accordingly, on or as soon as practicable following the Closing Date, the Company and the Purchasers shall mutually agree in writing upon the aggregate value allocated to the Preferred Shares and the aggregate value allocated to the Warrants (which values shall be used by the Company and the Purchasers for all purposes, including the preparation of tax returns and the preparation of financial statements of the Company and its Subsidiaries).

                                   ARTICLE II

       PREFERRED SHARE CERTIFICATES; CERTAIN TERMS OF THE PREFERRED SHARES

     2.01 Form of Preferred Shares. The Preferred Share Certificates shall be substantially in the form of Exhibit D hereto, and may have such letters, numbers or other marks of identification and such legends printed, lithographed or engraved upon them as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement or the Certificate of Designation.

     2.02 Replacement of Preferred Share Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificate, and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of any such Preferred Share Certificate, the Company will issue a new Preferred Share Certificate, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Preferred Share Certificate; provided, however, if any Preferred Share Certificate of which a Purchaser, its nominee, or any of its officers or principals is the registered holder is lost, stolen or destroyed, the affidavit of such principal or officer of such holder setting forth the circumstances with respect to such loss, theft or destruction, together with an agreement by ACI Capital America Fund, LP or ACI Capital Co., Inc. to indemnify the Company with respect thereto, shall be accepted as satisfactory evidence thereof, and no bond or other security shall be required as a condition to the execution and delivery by the Company of a new Preferred Share Certificate in replacement of such lost, stolen or destroyed Preferred Share Certificate.


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     2.03 Registration; Transfer; Registration of Transfer and Exchange of
Preferred Shares. The Preferred Shares shall be issued in registered form only. The Company, or a transfer agent appointed by the Company (the Company or such designated agent, in such capacity, the "Preferred Share Agent"), shall number and list each Preferred Share Certificate, as it is issued, in a register (the "Preferred Share Register") which the Company or such agent shall maintain at the principal executive offices of the Company or at such office specified in a notice to the registered holders (the "Holders") of the Preferred Shares pursuant to Section 8.04 of this Agreement (the "Office").

     At the option of any Holder of Preferred Shares, any Preferred Share Certificate may be exchanged at the Office for a new Preferred Share Certificate (or new Preferred Share Certificates, in the same or different denominations), upon payment of the charges (if any) hereinafter provided. Whenever any Preferred Share Certificates are so surrendered for exchange the Company shall execute, and, if applicable, the Preferred Share Agent shall countersign and deliver, the Preferred Share Certificates that the Holder making the exchange is entitled to receive.

     Subject to compliance with the restrictions set forth in this Agreement (including, without limitation, Section 7.02 hereof), the Preferred Share Certificates shall be transferable only on the Preferred Share Register, upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Company or the Preferred Share Agent. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Preferred Share Agent in its discretion. Upon any registration of transfer, the Company shall execute and, if applicable, the Preferred Share Agent shall countersign and deliver, a new Preferred Share Certificate(s) to the Persons entitled thereto. As used in this Agreement, "Person" means any natural person, corporation, partnership, joint venture, limited liability company, firm, association, joint-stock company, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     All Preferred Share Certificates issued upon any registration of transfer or exchange of Preferred Share Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Preferred Share Certificates surrendered for such registration of transfer or exchange.

     No service charge shall be made to a Holder for any registration of transfer or exchange of Preferred Share Certificates. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Share Certificates.

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     Any Preferred Share Certificate when duly endorsed in blank shall be deemed negotiable, and when a Preferred Share Certificate shall have been so endorsed, the Holder thereof may be treated by the Company, the Preferred Share Agent and all other Persons dealing therewith as the absolute owner thereof for any purpose and as the Person entitled to exercise the rights represented thereby, or the transfer thereof on the Preferred Share Register, any notice to the contrary notwithstanding, but until such transfer on the Preferred Share Register, the Company and the Preferred Share Agent may treat the registered Holder thereof as the owner for all purposes.

     2.04 Taxes. The Company will pay all taxes (including interest and penalties), other than taxes imposed on the income of the Purchasers, which may be payable in respect of the execution and delivery of this Agreement or of the issuance and delivery (but not the transfer) of any of the Securities.

                                   ARTICLE III

                              CONDITIONS TO CLOSING

     3.01 Conditions to Purchasers' Obligations. The obligation of the Purchasers to purchase and pay for the Preferred Shares at the Closing is subject to the fulfillment by the Company or waiver by the Purchasers of each of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article IV hereof and in the Basic Documents shall have been true and correct in all material respects when made and, except for representations expressly stated to have been made as of a specific date, shall be true and correct in all material respects on the Closing Date as if made on the Closing Date.

         (b) Performance. The Company shall have performed and complied in all material respects with all covenants and agreements contained herein and received any and all consents, approvals or waivers necessary in order to complete the transactions required to be performed or complied with by it or prior to or at the Closing.

         (c) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Purchasers, including, without limitation, the filing of the duly adopted Certificate of Designation with the Secretary of State of the State of Delaware. The Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it reasonably may request.

         (d) Legal Opinion. The Purchasers shall have received an originally executed copy of the opinion of Salon, Marrow, Dyckman & Newman, LLP, special counsel for the

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Company, in form and substance reasonably satisfactory to the Purchasers and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit E hereto, and as to such other matters as the Purchasers may reasonably request.

         (e) Necessary Consents. On or before the Closing Date, the Company shall have obtained any required governmental authorizations with respect to the Basic Documents and shall have obtained all material consents to the transactions contemplated under the Basic Documents, of any Person required under any contractual obligation or any other obligations (including any obligations imposed by law) of the Company or any of its Subsidiaries. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         (f) No Material Adverse Effect. Since December 31, 1999, no Material Adverse Effect shall have occurred. As used in this Agreement, any reference to "Material Adverse Effect" means any event, change or effect that is materially adverse to the consolidated financial condition, businesses, results of operations, cash flows or prospects of the Company and its Subsidiaries, taken as a whole, or that impairs the ability of the Company to perform or the Purchasers to enforce the obligations of the Company under the Basic Documents.

         (g) Payment of Fees and Expenses. Without limiting the provisions of Sec tion 8.05 hereof, the Company shall have paid to the Purchasers on or before the Closing, a funding fee in the amount of $150,000, and all other reasonable fees, charges and disbursements of the Purchasers, including the fees and expenses of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to the Purchasers, such payments not to exceed $75,000 in the aggregate.

         (h) No Injunctions, Restraining Order or Adverse Litigation. No order, judgment or decree of any Governmental Entity (as hereinafter defined) shall purport to enjoin or restrain the Purchasers from acquiring Preferred Shares on the Closing Date. As of the Closing Date, there shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that has not been disclosed by the Company in writing pursuant to Section 4.09, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the other Basic Documents.

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         (i) Side Letter. The Company shall have signed and delivered to the
Purchasers an side letter in the form of Exhibit F attached hereto.

         (j) Issuance of Warrants. The Warrants shall have been issued to the Purchasers.

         (k) Rights Plan. The Company shall have complied with Section 18 of the Warrants with respect to the issuance of "Rights" to the holders of the Warrants under the Rights Plan (as defined in Section 4.18 hereof), by amending the Rights Plan.

         (l) Documentation at Closing. The Purchasers shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchasers:

            (i) A Registration Rights Agreement executed by the Company, substantially in the form attached as Exhibit G hereto (the "Registration Rights Agreement");

            (ii) The Certificate of Designation, adopted by the Board of Directors of the Company, as attested by the Secretary or an Assistant Secretary of the Company and filed with the Secretary of State of the State of Delaware;

            (iii) A certified copy of the Company's Certificate of Incorporation, as amended, and the Company's Bylaws; a certified copy of the resolutions of the Board of Directors evidencing approval of the Basic Documents, the Preferred Shares, the Warrants and other matters contemplated hereby; and certified copies of all documents evidencing other necessary corporate, shareholder or other action and governmental approvals, if any, with respect to the execution, delivery and performance of the Basic Documents, the Preferred Shares and the Warrants;

            (iv) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers authorized to sign this Agreement and the other Basic Documents and issue the Preferred Shares and the Warrants on behalf of the Company, together with the true signatures of such officers. The Purchasers may rely conclusively on such certificates until it shall receive a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

            (v) A certificate from a duly authorized officer of the Company stating that (a) the representations and warranties contained in Article IV hereof and the other Basic Documents or otherwise made by the Company in writing in connection with the transactions contemplated hereby were true and correct in all material respects when made and, except for representations expressly stated to have been made as of a specific date, are true and correct in all material respects on the Closing Date as if made on the Closing Date; (b) the Company has performed and complied with all covenants and agreements contained herein in all material respects and has

                                        6
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received any and all consents, approvals or waivers necessary in order to complete the transactions required to be performed or complied with by it prior to or on the Closing Date; (c) no event shall have occurred and be continuing as of the Closing, or would result from the consummation of the purchase of the Preferred Shares or the other transactions contemplated by the Basic Documents, that would constitute a "Triggering Event" under the Certificate of Designation or a breach or violation of any Basic Document; and (d) the Company has delivered to the Purchasers all documents and satisfied all conditions referred to in Sections 3.01(e) and (h) hereof; and

            (vi) other evidence reasonably requested by the Purchasers of the satisfaction of the conditions set forth in this Article III.

     3.02 Conditions to the Company's Obligations. The obligation of the Company to issue and deliver the Securities on the Closing Date, as provided in Article II hereof, is subject to the performance by the Purchasers of their agreements theretofore to be performed hereunder and to the fulfillment, prior thereto or concurrently therewith, of the following further conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on the Closing Date, except as otherwise affected by the transactions contemplated hereby.

         (b) Purchasers' Certificates. The Company shall have received a certificate from each Purchaser, dated the Closing Date, signed by a duly authorized representative of such Purchaser, certifying that (a) the representations and warranties contained in Articles VI and VII hereof and the other Basic Documents or otherwise made by such Purchaser in writing in connection with the transactions contemplated hereby were true and correct in all material respects when made and, except for representations expressly stated to have been made as of a specific date, are true and correct in all material respects on the Closing Date as if made on the Closing Date; and (b) such Purchaser has performed and complied with all covenants and agreements contained herein in all material respects and has received any and all consents, approvals or waivers necessary in order to complete the transactions required to be performed or complied with by it prior to or on the Closing Date.

         (c) Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as herein provided.


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                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce the Purchasers to enter into this Agreement and purchase the Preferred Shares, the Company represents, warrants and covenants to the Purchasers as follows:

     4.01 Organization. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the Company from consummating any of the transactions contemplated hereby.

         (b) The Company has heretofore made available to the Purchasers a complete and correct copy of its Certificate of Incorporation, as amended as of the date hereof, and its By-Laws and the organizational documents of each of its Subsidiaries, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Subsidiary.

         (c) Schedule 4.01 identifies all Subsidiaries of the Company.

     4.02 Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.10 par value, 20,000 shares of Series A Preferred Stock, $.10 par value and 980,000 shares of preferred stock, $.10 par value, undesignated as to class or series. Schedule 4.02 sets forth the
(i) the number of issued and outstanding shares of Common Stock as of the date hereof; (ii) a description of all unexpired options to purchase Common Stock ("Company Options"), including number of shares, exercise price, date of vesting and exercise date as well as a statement describing outstanding Company options; and (iii) all other shares of Common Stock issuable to any person pursuant to any existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character. As of the date hereof and immediately prior to the Closing, no shares of preferred stock are issued and outstanding or held in the treasury of the Company, and no shares of Common Stock are held in the treasury of the Company. The Company has taken all necessary corporate, shareholder and other action to authorize and reserve and to permit it to issue shares of Common Stock which may be issued pursuant to Company Options or the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding.

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Except as set forth in Schedule 4.02, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligations of the Company or any of its Subsidiaries, and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to register under the Securities Act of 1933, as amended (the "Securities Act") or to repurchase, redeem or otherwise acquire any shares or Common Stock, or capital stock of the Company or any Subsidiary or affiliate of the Company.

         (b) All of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

         (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

         (d) As of the Closing, the Preferred Shares and the Warrants will be validly issued, fully paid and non-assessable and not subject to preemptive (or similar) rights. The rights, privileges and preferences of the Preferred Shares will be as set forth in the Certificate of Designation. If issued in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable and not subject to preemptive (or similar) rights.

         (e) The Company has authorized and reserved 1,000,000 shares of Common Stock for issuance upon exercise of the Warrants.

     4.03 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver each Basic Document and the Warrants, to issue the Preferred Shares and the Warrants and to consummate the transactions contemplated hereby and thereby. The Certificate of Designation has been duly approved by the Company and filed with the Secretary of State of the State of Delaware. The execution, delivery and performance by the Company of each Basic Document and the Warrants and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and no other corporate or shareholder action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of any Basic Document or Warrant, the issuance of any Preferred Shares or Warrants or the consummation by it of the transactions contemplated hereby and

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thereby. This Agreement, the Warrants and the Registration Rights Agreement have been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) this Agreement and the other Basic Documents are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.04 Consents and Approvals; No Violations; Licenses. (a) None of the execution, delivery or performance of any Basic Document or Warrant by the Company, the issuance of any Preferred Shares or Warrants or the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or the By-Laws or other organizational documents of the Company or of any of its Subsidiaries, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or other governmental or regulatory authority or agency (a "Governmental Entity"), including, without limitation, any consent or approval of any federal, state, local or foreign insurance industry agency, commission or other governing body, except for in the case of clause (ii) filings, permits, authorizations, consents and approvals as may be required under state securities or blue sky laws, and the laws of other states in which the Company is qualified to do or is doing business, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets.

         (b) The Company or one of its Subsidiaries holds all material licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications, consents, approvals and authorizations filed with, granted or issued by, or entered by any Governmental Entity, or any federal, state, local or foreign regulatory authorities or any federal, state, local or foreign public service commission, public utility commission or industry agency or commission that are required for the conduct of the Company's and its Subsidiaries' businesses as now being conducted.

     4.05 SEC Reports and Financial Statements. (a) The Company and its Subsidiaries have filed with the Securities and Exchange Commission ("SEC") all forms, reports, schedules, statements, and other documents required to be filed by them with the SEC (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"), and have filed all exhibits required to be filed with the SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including the related notes thereto), copies of which have been furnished to the Purchasers (together, the "Financial Statements"), have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. The Company and its Subsidiaries have maintained a system of accounting established in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.

         (b) No representation or warranty of the Company contained in any Basic Document or in any other document, certificate or written statement furnished to the Purchasers by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein when made not misleading in light of the circumstances in which the same were made.

     4.06 No Undisclosed Liabilities. Except (i) as disclosed in the SEC Documents that have been delivered to the Purchasers prior to the date hereof,
(ii) as set forth in Schedule 4.06, and (iii) for liabilities incurred in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the consummation of the transactions contemplated hereby (none of which, individually or in the aggregate, could reasonably have a Material Adverse Effect) since December 31, 1999, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), or which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.07 Absence of Certain Changes. Except as contemplated by this Agreement and the other Basic Documents, or as disclosed in the SEC Documents that have been delivered to the Purchasers prior to the date hereof or in Schedule 4.07, since December 31, 1999, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) there has not been any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises, results of operations or prospects of the Company or its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (iii) the Company has not (A) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) directly or indirectly, split, combined or reclassified the outstanding shares of Common Stock; or (C) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

     4.08 Employee Benefit Plans; ERISA; Labor. Except as set forth on Schedule 4.08, neither the Company nor any trade or business which, together with the Company, is treated as a single employer under the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") or the Code, including but not limited to Section 414 thereof, ("ERISA Affiliate") maintains, contributes or has any obligation with respect to, and none of the employees of the Company or any ERISA Affiliate is covered by, any "employee benefit plan" (as defined in Section 3(1) of ERISA) or any plan that provides benefits following employment or retirement that is not intended to be "qualified" within the meaning of Section 401(a) of the Code (collectively, a "Plan"). Except as set forth on Schedule 4.08, neither the Company nor any ERISA Affiliate has (1) ever maintained or had an obligation to contribute to an "employee pension benefit plan" (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA ("Pension Plan") or a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA ("Multiemployer Plan"), or (2) incurred any liability or taken any action, and neither the Company nor any ERISA Affiliate has any knowledge of any action or event, that could reasonably be expected to cause it to incur any liability (A) with respect to any Pension Plan (including, without limitation, any liability under Section 412 of the Code or Title IV of ERISA),
(B) on account of a partial or complete withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan, or (C) on account of unpaid contributions to any Multiemployer Plan. Except as set forth on Schedule 4.08, neither the Company nor any ERISA Affiliate has any obligation to provide benefits to any employee or former employee.

     4.09 Litigation. Schedule 4.09 hereto sets forth each suit, action or proceeding pending (as to which the Company has received notice), or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or their properties or assets on the date hereof, or to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule
4.09 hereto, none of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect if resolved adversely to the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries, nor any of their respective properties, is subject to any material order, writ, judgment, injunction, decree, determination or award.

     4.10 No Default; Compliance with Applicable Laws. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or other organizational documents, (ii) any Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or by which they or their respective assets may be bound (other than matters addressed in Sections 4.04, 4.08, 4.11, and 4.12).

     4.11 Taxes. The Company and its Subsidiaries have filed all tax returns, reports, schedules and other documents which are required to be filed by them with the Internal Revenue Service or any other domestic or foreign governmental taxing authority. All such tax returns are accurate and complete in all material respects and all taxes shown to be due and payable on such returns, any charges, fees, levies or other assessments imposed, and all other taxes and estimated payments ("Taxes") due and payable by the Company and each Subsidiary on or before the Closing Date have been paid. The charges, accruals and reserves on the books of the Company for all fiscal periods are adequate for the payment of all Taxes not yet due and payable. The Company knows of no unpaid assessment for additional Taxes for any period or any basis for any such assessment, except for assessments the amount or the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided on the books of the Company. There are no audits or other proceedings presently pending with regard to any Taxes of the Company or its Subsidiaries. The Company and its Subsidiaries have complied with all applicable laws and regulations relating to the payment and withholding of Taxes. The Company and its Subsidiaries are not party to any tax sharing agreement.

     4.12 Environmental Matters. (a) The Company and its Subsidiaries have complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened, civil or criminal litigation, written notice or violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving the Company or any of its Subsidiaries or any of their properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

         (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or any of its Subsidiaries. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     4.13 Insurance. There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its Subsidiaries and their properties and businesses against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated. None of the Company or any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company and its Subsidiaries have no reason to believe that they will be unable to renew their existing insurance coverage as and when the same shall expire upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or any of its Subsidiaries.

     4.14 Transactions with Affiliates. Except as set forth in the SEC Documents that have been delivered to the Purchasers prior to the date hereof or on
Schedule 4.14, since December 31, 1999, neither the Company nor any of its Subsidiaries has entered into any transaction with any current director or officer of the Company or any Subsidiary or any transaction which would be subject to disclosure under the Exchange Act pursuant to the requirements of
Item 404 of Regulation S-K.

     4.15 Patents and Other Intangible Assets.

         (a) Except as set forth on Schedule 4.15, the Company and its Subsidiaries (i) own or have the right to use, free and clear of any lien, pledge, mortgage, security interest, encumbrance or charge of any kind (collectively "Encumbrances"), and any other claim or restriction, all patents, trademarks, service marks, trade names, internet domain names, copyrights, licenses and rights with respect to the foregoing, used in or necessary for the conduct of their businesses as now conducted or proposed to be conducted (all of which are set forth on Schedule 4.15), (ii) are not infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any patent, trademark, service mark, trade name, internet domain name, copyright or license with respect thereto, and (iii) are not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, internet domain name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of their businesses or otherwise.

         (b) The Company and/or one or more of its Subsidiaries owns and has the unrestricted right to use all material product rights, manufacturing rights, trade secrets, including know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors and which the Company and its Subsidiaries have taken reasonable steps to maintain in secret (all of the foregoing of which are collectively referred to herein as "intellectual property") required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by the Company or any of its Subsidiaries, free and clear of any right, Encumbrance or claim of others, including without limitation former employers of its employees; provided, however, that the possibility exists that other Persons, completely independently of the Company and its Subsidiaries or their employees or agents, could have developed trade secrets or items of technical information similar or identical to those of the Company and its Subsidiaries. The Company and its Subsidiaries are not aware of any such development of similar or identical trade secrets or technical information by others.

         (c) Except as specifically disclosed in the SEC Documents, no director, officer, employee, agent or stockholder of the Company or any of its Subsidiaries owns or has any right in the intellectual property of the Company and its Subsidiaries, or any patents, trademarks, service marks, trade names, internet domain names, copyrights, licenses or rights with respect to the foregoing, or any inventions, developments or discoveries used in or necessary for the conduct of the Company's and its Subsidiaries' businesses as now conducted or as proposed to be conducted.

         (d) Except as set forth on Schedule 4.15, none of the Company or any of its Subsidiaries has received any communication alleging or stating that the Company or any of its Subsidiaries or any employee or agent has violated or infringed, or by conducting business as proposed, would violate or infringe, any patent, trademark, service mark, trade name, internet domain name, copyright, trade secret, proprietary right, process or other intellectual property of any other Person.

     4.16 Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the issuance and sale of securities pursuant to this Agreement and the Company hereby indemnifies each of the Purchasers against, and agrees that it will hold each Purchaser harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

     4.17 Nasdaq Approvals. The issuance by the Company of the Securities will not require shareholder approval under the applicable rules of The Nasdaq Stock Market.

     4.18 Rights Plan Not Triggered. Neither (i) the execution of this Agreement and the other Basic Documents, nor (ii) the exercise at any time of any or all of the Warrants, nor (iii) the performance by the Company or the Purchasers at any time of any or all of their other respective rights and obligations under this Agreement or any of the other Basic Documents, shall cause the Purchasers at any time to be deemed an "Acquiring Person" or constitute a "Triggering Event" under that certain Rights Agreement dated as of June 15, 1999, between the Company and Continental Stock Transfer & Trust Company, Rights Agent (the "Rights Plan"). Other than the Rights Plan, the Company is not a party to, and its Board of Directors has not adopted or authorized the adoption of, any shareholder rights or similar agreement.

     4.19 Certain Payments. To the best of the Company's knowledge, since January 1, 1997, neither the Company nor any director, officer, agent or employee of the Company, nor any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company or (iv) in violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation or (b) established or maintained any fund or asset for such purposes that has not been recorded in the books and records of the Company.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

     5.01 Financial and Business Information. The Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. The Company during the term of this Agreement will, and (where applicable) will cause its Subsidiaries to, deliver to the Purchasers (provided that the Company shall not deliver to the Purchasers any such information to the extent that the Purchaser have requested in writing to the Company that such information not be delivered to the Purchasers):

         (a) As soon as practicable and in any event within 90 days after the close of each fiscal year of the Company, beginning with the current fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and consolidated statements of operations, shareholders' equity and cash flows for the Company and its Subsidiaries for the fiscal year then added, certified by the chief executive officer or chief financial officer of the Company to be true and accurate in all material respects (it being understood by the parties hereto that the delivery to the Purchasers of the Company's annual report on Form 10-K will satisfy the requirements of this Sec tion 5.01(a));

         (b) As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of operations, shareholders' equity and cash flows of Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments (it being understood by the parties hereto that the delivery to the Purchasers of the Company's quarterly report on Form 10-Q will satisfy the requirements of this Section 5.01(b));

         (c) As soon as practicable and in any event within 45 days after the end of each fiscal quarter of each fiscal year, a written certificate from the chief financial officer of the Company certifying the Company's ratio of Indebtedness to Consolidated EBITDA for such fiscal quarter.

            For purposes of this Section 5.01(c), "Indebtedness" means, with respect to any period, the aggregate amount of indebtedness for borrowed money incurred by the Company and its Subsidiaries, without duplication, including, without limitation, any capitalized lease obligations, accounts receivable financing or other asset-backed financing, any guarantee or other similar contingent obligation or any lease financing (whether a capitalized lease, operating lease, pursuant to a sale leaseback arrangement or otherwise), but excluding the incurrence of indebtedness the proceeds of which are intended to be and are immediately used to redeem all of the outstanding shares of Series B Preferred Stock in accordance with the terms of the Certificate of Designation and to repurchase all of the outstanding Warrants in accordance with the terms thereof. All issued and outstanding shares of preferred stock (valued at the amount of the liquidation preference of such preferred stock) shall be included in the calculation of Indebtedness.

            For purposes of this Section 5.01(c), "Consolidated EBITDA" means, with respect to any period, the consolidated earnings before interest, taxes, depreciation and amortization for the Company and its consolidated subsidiaries for such period, determined in accordance with generally accepted accounting principles, consistently applied;

         (d) Prompt notice of any event having a Material Adverse Effect;

         (e) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders, (ii) all regular and periodic reports, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (iii) all press releases and other statements made available generally by Company or any of its

Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

         (f) Promptly upon any officer of Company or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes a Triggering Event (as defined in the Certificate of Designation) or a violation or default of any material term of any Basic Document or Warrant or an event of default or potential event of default under any indebtedness of Company or any of its Subsidiaries, or becoming aware that any person has given any notice or taken any other action with respect to a claimed event of default or potential event of default; and

         (g) Within a reasonable time, such other information about the property, financial condition and operations of the Company and its Subsidiaries as the Purchasers may from time to time reasonably request.

     5.02 Notice of Certain Events. Unless the Purchasers shall otherwise request in writing, the Company during the term of this Agreement will, and will cause its Subsidiaries to, promptly give notice in writing to the Purchasers of any litigation or proceeding before any court or administrative body involving the Company or any Subsidiary which, if determined adversely to the Company or such Subsidiary, would be reasonably likely to have a Material Adverse Effect.

     5.03 Public Announcement. Following the Closing, the Company will issue a press release regarding the transactions contemplated hereby, which press release shall be satisfactory in all respects to the Purchasers.

     5.04 Expiration of Covenants. The Company's obligations under Sections 5.01 and 5.02 shall terminate at such time as the Purchasers and their affiliates (as such term is defined in Rule 501 under the Securities Act of 1933) no longer hold in the aggregate at least 25% of the Preferred Shares.

                                   ARTICLE VI

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

     6.01 Representations by Purchasers. Each Purchaser represents and warrants to the Company that:

         (a) It has full power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform its obligations hereunder and thereunder.

         (b) It has taken all action necessary for the authorization, execution, delivery, and performance of this Agreement and the other Basic Documents to which it is a party, and its obligations hereunder and thereunder, and, upon execution and delivery by the Company, this Agreement and other Basic Documents to which it is a party shall constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the issuance and sale of Preferred Shares pursuant to this Agreement based on any arrangement made by or on behalf of the Purchaser and the Purchaser agrees to indemnify and hold the Company harmless against any costs or damages incurred as a result of any such claim.

                                   ARTICLE VII

                         CERTAIN SECURITIES LAW MATTERS;
                            RESTRICTIONS ON TRANSFER

     7.01 Representations by Purchasers. Each Purchaser represents and warrants to the Company that:

         (a) The Purchaser is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act.

         (b) The Preferred Shares are being acquired for the Purchaser's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof; provided, that the disposition of the Purchaser's property shall at all times be and remain within its control.

         (c) The Purchaser understands that (i) none of the Preferred Shares or the Warrants have been registered under the Securities Act, (ii) the Preferred Shares and the Warrants must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or an exemption from registration is available under applicable securities laws then in effect, and
(iii) the Preferred Shares and the Warrants will bear a legend to such effect and the Company will make a notation on its transfer books to such effect.

         (d) The Purchaser understands that no public market now exists for the Preferred Shares or the Warrants.

     7.02 Restrictions on Transfer. (a) The Preferred Shares, the Warrants and the Warrant Shares (collectively, the "Restricted Securities") shall be transferable only if sold pursuant to a registration statement under the Securities Act (as hereinafter defined), or pursuant to an exemption from the registration requirements of the Securities Act.

         (b) Securities Legend. The Warrant and certificates representing the Warrant Shares shall bear legends in accordance with Section 10 of the Warrants. Each certificate representing the Preferred Shares initially shall bear a legend in substantially the following form:

     "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities or blue sky laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or an exemption therefrom under such Act and under any such applicable state laws."

         (c) Termination of Restriction. The restrictions imposed by Sec tion 7.02(a) upon the transferability of the Restricted Securities shall cease and terminate as to any particular Restricted Securities and any securities issued in exchange therefor or upon transfer thereof when, in the opinion of counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act, or when such Restricted Securities have been registered under the Securities Act. Whenever any of such restrictions shall cease and terminate as to any Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 7.02(b).

         (d) The Restricted Securities shall be subject to other restrictions on transferability set forth in Section 10.3 of the Warrant and Section 9 of the Certificate of

Designation. In addition to the securities legend set forth in Section 7.02(b), each certificate representing the Preferred Shares shall bear a legend in substantially the following form:

     "The securities represented by this certificate are subject to a restriction on transfer as set forth in the Corporation's Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Preferred Stock, as may be amended from time to time."

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.01 Indemnification. In addition to the payment of expenses pursuant to
Section 8.05, the Company agrees to defend, indemnify, pay and hold harmless, each Purchaser, and the officers, directors, partners, stockholders, members, managers, employees, agents and affiliates of the Purchaser (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, without limitation, securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, the other Basic Documents, the Warrants or the transactions contemplated hereby or thereby (including, without limitation, the Purchasers' agreement to purchase the Preferred Shares or the use or intended use of the proceeds of such purchase) or the statements contained in any letter of intent delivered by any Purchaser to the Company with respect thereto (collectively called the "Indemnified Liabilities"); provided that the Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court or competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

     8.02 No Waiver: Cumulative Remedies. No failure or delay on the part of the Purchasers, or any other holder of any Security in exercising any right, power or remedy hereunder or thereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.03 Amendments. Waiver and Consents. No amendment, modification or addition to this Agreement, and no waiver of or consent to noncompliance with any covenant or other provision of this Agreement shall be effective unless in writing and duly executed by the party against whom enforcement of such amendment, modification, addition, waiver or consent is sought. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.04 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), or facsimile transmission, addressed as follows:

            (a)     If to the Company:

                    SEMX Corporation
                    1 Labriola Court
                    Armonk, NY 10504
                    Attention: Gilbert D. Raker, Chairman, President and CEO
                    Facsimile: (914) 273-5860

                    with a copy to:

                    Joel Salon, Esquire
                    Salon, Marrow, Dyckman & Newman, LLP
                    685 Third Avenue
                    New York, NY 10017
                    Facsimile: (212) 661-3339

            (b)     If to the Purchasers, to their
                    respective addresses listed on Exhibit
                    A, with a copy to:

                    Kaye, Scholer, Fierman, Hays
                       & Handler, LLP
                    425 Park Avenue
                    New York, New York 10022
                    Attention: Emanuel Cherney, Esq.
                    Facsimile:  (212) 836-8689

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication shall be deemed to have been duly given five business days after being deposited in the mail, postage prepaid, if mailed; when delivered by hand, if personally delivered; or upon receipt, if sent by facsimile (followed by a confirmation copy sent by either overnight or two (2) day courier).

     8.05 Expenses. The Company agrees to pay promptly (a) the fees, expenses and disbursements of counsel to the Purchasers in connection with the negotiation, preparation, execution and administration of the Basic Documents and the Warrants, which payments by the Company shall not exceed $75,000 in the aggregate, and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by the Company; (b) the funding fee in accordance with Section 3.01(g) hereof; and (c) all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by the Purchasers in enforcing any obligations of or in collecting any payments due from the Company hereunder or under the other Basic Documents or the Warrants by reason of any breach or default by the Company or in connection with any refinancing or restructuring of the arrangements provided under the Basic Documents or the Warrants in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

     8.06 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, estates, personal representatives, successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchasers.

     8.07 Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other Basic Document or Warrant, shall survive the execution and delivery hereof and thereof and the issuance of any of the Securities. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sec tions 2.05, 4.16,
8.01 and 8.05 shall survive the payment or redemption of any Securities.

     8.08 Severability. In case any provision in or obligation under this Agreement or the Securities shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     8.09 Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

     8.11 Arbitration. Any claim or dispute between the parties hereto arising out of or in connection with this Agreement or any of the provisions hereof, or the interpretation, meaning or effect hereof, or the transactions contemplated hereby, shall be submitted to and determined by arbitration in New York, New York in accordance with the procedures, rules and regulations of the American Arbitration Association as in effect at such time. The decision, findings or award of the arbitrator(s) in the matter shall be final and nonappealable and binding upon the parties (and their respective successors) with respect to the subject matter herein concerned, and judgment thereon may be entered in any court or forum having jurisdiction thereof.

     8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.13 Counterparts. This Agreement may be executed in any number of counter parts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

     8.14 Further Assurances. From and after the date of this Agreement, upon the request of the Purchasers, the Company and each Subsidiary shall execute and deliver such instru ments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Warrants, the Registration Rights Agreement and the other agreements and instruments contemplated hereby.



                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                SEMX CORPORATION


                                By: /s/ Gilbert D. Raker
                                    ------------------------------------
                                    Name: Gilbert D. Raker
                                    Title: Chairman, President and CEO


                                ACI CAPITAL AMERICA FUND, LP

                                By: ACI Capital America GP, LLC, its General
                                    Partner

                                    By: /s/ Kevin S. Penn
                                       ----------------------------------
                                        Name: Kevin S. Penn
                                        Title: Managing Member


                                EXETER VENTURE LENDERS, L.P.

                                By: Exeter Venture Advisors, Inc., its corporate
                                    General Partner

                                    By: /s/ Kurt F. Bergquist
                                       ----------------------------------
                                        Name: Kurt F. Bergquist
                                        Title: Vice President

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

Name and Address                Number of Shares of Series B
  of Purchaser                       Purchase Price              Purchase Price
  ------------                       --------------              --------------



ACI Capital America Fund, LP                90,000                  $9,000,000
65 East 55th Street
18th Floor
New York, NY 10022
Attention: Kevin S. Penn
Facsimile: (212) 634-3351

Exeter Venture Lenders, L.P.                10,000                  $1,000,000
10 East 53rd Street, 32nd Floor
New York, NY 10022
Attention: Kurt F. Bergquist
Facsimile: (212) 872-1198






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